Exhibit 10.16

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of April 27, 2004 (this “Agreement”), is made and entered into by and between Extra Space Storage LLC, a Delaware limited liability company (“Buyer”) and Strategic Performance Fund-II, Inc., a Maryland corporation (“Seller”).

WHEREAS, Buyer and Seller are parties to that certain Operating Agreement of Extra Space East One, LLC, a Delaware limited liability company (the “Company”), dated as of October 7, 1998, as amended (the “Operating Agreement;” all capitalized terms used but not defined herein have the respective meanings assigned to them in the Operating Agreement);

WHEREAS, Seller holds a 60% Percentage Interest in the Company and has certain rights to receive an Operating Return and a return of its Unreturned Shortfall Capital and Unreturned Capital pursuant to the terms of the Operating Agreement (together, Seller’s Percentage Interest and all other rights and interests of Seller to participate in or benefit from the ownership, profits and/or losses of the Company, whether as a member of the Company or otherwise, as further described in Schedule A hereto, are collectively referred to herein as the “Seller’s Entire LLC Interest”);

WHEREAS, the Company owns a direct or indirect interest in several parcels of real property (together with the improvements thereon and appurtenances thereto, as further described on Schedule B hereto are collectively referred to herein as the “Properties”);

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Seller’s Entire LLC Interest on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, simultaneously with the completion of Buyer’s acquisition of the Seller’s Entire LLC Interest, and pursuant to Section 4.7 of this Agreement, the Seller shall withdraw as a member of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE 1

PURCHASE AND SALE; CLOSING

1.1 Purchase and Sale. Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from Seller, all of the right, title and interest of Seller in and to the Seller’s Entire LLC Interest, including the Seller’s rights and obligations reflected on Schedule A to this Agreement, at the Closing (as hereinafter defined) on the terms and subject to the conditions set forth in this Agreement.

1.2 Purchase Price. The aggregate purchase price for the Seller’s Entire LLC Interest is eighteen million two hundred eighty eight thousand one hundred seventy three dollars ($18,288,173.00), which shall be paid as provided in Section 1.4.2 and subject to increase as provided in this Section 1.2 (the “Purchase Price”). The Purchase Price shall be increased by (a) any contributions of Shortfall Capital by the Seller following the date of this Agreement, (b) any unpaid Operating Return accrued to the Seller under the Operating Agreement through the Closing Date, (c) 95% of all amounts expended by the Company in connection with the development and expansion of the property located at 1180 Milbury Street, Worcester, Massachusetts and (d) any unpaid Operating Cash Flow due Seller under the Operating Agreement through March 31, 2004. Within 30 days following the Closing Date, Buyer shall pay to

Seller an additional amount in cash equal to any unpaid Operating Cash Flow due Seller under the Operating Agreement for the period beginning on April 1, 2004 and ending on the date immediately prior to the Closing Date. The parties intend to treat the transactions contemplated by this Agreement as (a) a redemption by Extra Space East One, LLC of a portion of Seller’s Entire LLC Interest to the extent of the cash portion of the Purchase Price, and (b) a sale by Seller to Buyer of the remaining portion of Seller’s Entire LLC Interest in exchange for the Promissory Note. This Section 1.2 shall survive the Closing (as defined below) and not be merged therein.

1.3 Closing. The closing of the transaction contemplated by this Agreement (the “Transaction”) will take place at the offices of Clifford Chance US LLP, 200 Park Avenue, New York, New York (the “Closing”), at 10:00 a.m., local time on April 29, 2004, or at such other time, date and place as the parties hereto may agree upon, which date shall be as soon as practicable after the satisfaction or waiver of the conditions set forth in Article 5 of this Agreement, and which date shall be no later than September 30, 2004 (the “Closing Date”); provided that the parties hereto shall not be required to attend the Closing in person, and the Closing may occur through escrow arrangements with Chicago Title Insurance Company, National Office, at 171 N. Clark Street, 3rd Floor, Chicago, IL 60601, Attention: Ronald K. Szopa.

1.4 Closing Deliveries.

1.4.1 Seller Deliveries. At the Closing, Seller shall deliver to Buyer:

(i) an assignment and assumption of membership interests sufficient to assign and transfer to Buyer good and valid title in and to the Seller’s Entire LLC Interest, free and clear of all pledges, security interests, liens or other encumbrances (collectively, “Encumbrances”), other than any rights specifically set forth in the Operating Agreement, substantially in the form of Exhibit B attached hereto (the “Assignment”), executed by Seller;

(ii) a non-foreign status affidavit in the form of Exhibit C attached hereto and incorporated herein by this reference, pursuant to Section 1445 of the United States Internal Revenue Code of 1986, as amended (the “Code”), executed by Seller;

(iii) documentation to establish to Seller’s reasonable satisfaction the due authorization of Buyer’s execution of all documents contemplated by this Agreement; and

(iv) the certificate required by Section 4.8 of this Agreement, executed by Seller.

1.4.2 Buyer Deliveries. At the Closing, Buyer shall deliver to Seller

(i) the Purchase Price, consisting of nine million eight hundred eighty eight thousand one hundred seventy three dollars ($9,888,173.00) in immediately available funds and eight million four hundred thousand dollars ($8,400,000.00) by delivery of a duly executed promissory note substantially in the form of Exhibit A attached hereto (the “Promissory Note”);

(ii) a guaranty of the Buyer’s obligations under the Promissory Note by Kenneth M. Woolley, substantially in the form attached as Exhibit D hereto (the “Guaranty”);

(iii) the Assignment, executed by Buyer;

(iv) the certificate required by Section 4.8 of this Agreement, executed by Buyer; and

(v) documentation to establish to Buyer’s reasonable satisfaction the due authorization of Seller’s execution of all documents contemplated by this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

2.1 Organization of Seller. Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Maryland. Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transaction.

2.2 Authority. The execution and delivery by Seller of this Agreement, and the performance by Seller of its obligations hereunder, have been duly and validly authorized by all necessary actions on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against it in accordance with its terms subject, as to enforcement, to the bankruptcy, reorganization, insolvency and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

2.3 Ownership. Seller owns the Seller’s Entire LLC Interest, beneficially and of record, free and clear of any and all Encumbrances other than any rights specifically set forth in the Operating Agreement. Except for this Agreement and any rights specifically set forth in the Operating Agreement, Seller has granted no options, warrants, or rights to subscribe to, securities, rights or obligations convertible into or exchangeable for or giving any right to subscribe for any of the Seller’s Entire LLC Interest. At the Closing, upon consummation of the Transaction, Buyer will acquire the entire legal and beneficial interest in all of the Seller’s Entire LLC Interest, free and clear of any and all Encumbrances, other than any rights specifically set forth in the Operating Agreement.

2.4 No Conflicts. The execution and delivery by Seller of this Agreement does not, and the performance by Seller of its obligations under this Agreement and the consummation of the Transaction will not: (a) conflict with or result in a violation or breach of any of the organizational or charter documents of Seller; (b) conflict with or result in a violation or breach of any law or order applicable to Seller or any of its assets or properties; or (c) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Seller to obtain any consent, approval or action of or make any filing with or give any notice to any person as a result or under the terms of, or (iv) result in the creation or imposition of any Encumbrance upon Seller or any of its assets or properties under, any contract or license to which Seller is a party or by which any of its respective assets or properties is bound and which, individually or in the aggregate with other such contracts and licenses, is material to the validity or enforceability of this Agreement or Seller’s ability to perform its obligations hereunder.

2.5 Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any governmental or regulatory authority on the part of Seller is required in connection with the execution, delivery and performance of this Agreement or the consummation of the Transaction.

2.6 Seller’s Financial Condition. No petition has been filed by or against Seller under the Federal Bankruptcy Code or any similar state or federal law.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

3.1 Organization. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Buyer has full limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transaction.

3.2 Authority. The execution and delivery by Buyer of this Agreement, and the performance by Buyer of its obligations hereunder, have been duly and validly authorized by all necessary actions on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms subject, as to enforcement, to the bankruptcy, reorganization, insolvency and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.3 No Conflicts. The execution and delivery by Buyer of this Agreement does not, and the performance by Buyer of its obligations under this Agreement and the consummation of the Transaction will not: (a) conflict with or result in a violation or breach of any of the organizational or charter documents of Buyer; (b) conflict with or result in a violation or breach of any law or order applicable to Buyer or any of its assets or properties; or (c) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Buyer to obtain any consent, approval or action of or make any filing with or give any notice to any person as a result or under the terms of, or (iv) result in the creation or imposition of any Encumbrance upon Buyer or any of its assets or properties under, any financing, contract or license to which Buyer is a party or by which any of its respective assets or properties is bound and which, individually or in the aggregate with other such financing, contracts and licenses, is material to the validity or enforceability of this Agreement or Buyer’s ability to perform its obligations hereunder.

3.4 Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any governmental or regulatory authority on the part of Buyer is required in connection with the execution, delivery and performance of this Agreement or the consummation of the Transaction.

3.5 Buyer’s Financial Condition. No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar state or federal law.

3.6 Due Operation. None of Buyer or any of its affiliates has (i) established cash reserves out of revenue of the Company other than as permitted under the Operating Agreement and in the ordinary course of business or as otherwise disclosed to the Seller or (ii) handled any payables or receivables of the Company without the Seller’s knowledge so as to intentionally manipulate the timing of the payment or receipt thereof to Seller’s disadvantage.

ARTICLE 4

COVENANTS AND OTHER AGREEMENTS

4.1 Buy-Sell. By executing this Agreement, each of Buyer and Seller hereby agrees to suspend its rights to seek to sell its Entire Interest or to invoke any, and hereby waives all, of its buy-sell rights under Sections 10.6 or Section 10.7 of the Operating Agreement or any and all other rights which may attach to a sale of the Seller’s Entire LLC Interest pursuant to the Operating Agreement until the earlier to occur of (i) September 30, 2004 or (ii) termination of this Agreement.

4.2 Indemnification. Seller hereby agrees to indemnify and defend Buyer and its affiliates against and to hold it harmless from any and all damage, loss, liability and expense incurred or suffered by Buyer and its affiliates arising out of or based upon the inaccuracy of any representation or warranty or breach of any agreement made or to be performed by Seller pursuant to this Agreement. Buyer hereby agrees to indemnify and defend Seller and its affiliates against and to hold it harmless from any and all damage, loss, liability and expense incurred or suffered by Seller and its affiliates arising out of or based upon the inaccuracy of any representation or warranty or breach of any agreement made or to be performed by Buyer pursuant to this Agreement. This Section 4.2 shall survive the Closing or earlier termination of this Agreement.

4.3 Additional Fees.

4.3.1 On the Closing date, Buyer agrees to pay to Seller a fee in the amount of twenty five basis points of the outstanding principal amount of the Promissory Note. Buyer shall pay to Seller an additional fee in the amount of twenty five basis points of the outstanding principal amount of the Promissory Note if the Promissory Note has not been repaid on the date that is ninety (90) days following the Closing Date.

4.3.2 Buyer shall reimburse Seller for the reasonable cost of its attorney’s fees relating to the drafting of the Promissory Note in an amount not more than $5,000.

4.3.3 This Section 4.3 shall survive the Closing or earlier termination of this Agreement.

4.4 Further Actions. Buyer and Seller agree to execute such other instruments, and take such other actions, as may reasonably be deemed necessary to effectuate the Transaction.

4.5 Refinancing.

4.5.1 If requested by Buyer, Seller agrees to cooperate in good faith with Buyer, at Buyer’s sole cost and expense and subject to the terms of this Section 4.5, in connection with a secured refinancing of the Company’s current mortgage debt by Bank of America, N.A. (the “Secured Refinancing”), including, without limitation, with respect to the formation of a new wholly owned bankruptcy-remote subsidiary of the Company to serve as the owner of the Properties and executing such documents and taking such actions, each in its capacity as a member of the Company, as reasonably deemed necessary by Bank of America, N.A., Buyer or the title company acting in connection with the Secured Refinancing. In no event shall Seller be required pursuant to the terms of this Section 4.5 to incur any cost, liability or obligation or to take any action that would adversely affect any right or remedy of Seller under the Operating Agreement, this Agreement, or otherwise.

4.5.2 At the Closing, Extra Space Storage LLC, at its sole cost and expense, shall cause the Company to repay all of the outstanding balances on the Self Storage Mortgage Corp. and Fleet National Bank loans, including any defeasance payments thereon. Following the Closing, Extra Space Storage LLC shall use its commercially reasonable efforts to obtain any necessary releases of Seller’s obligations under the Self Storage Mortgage Corp. and Fleet National Bank loans, if any, following the repayment of such loans as provided in this Section 4.5.2. This Section 4.5.2 shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

4.6 Termination of Certain Agreements. Seller and Buyer hereby agree that all contracts and agreements, whether written or oral, entered into between Seller, on the one hand, and Buyer or any of its affiliates, on the other hand (with the exception of (i) the Program Agreement referred to in Section 4.9 below, which shall be dealt with as provided in Section 4.9 and (ii) that certain $3,674,243 promissory note, dated as of April 15, 2002, as amended, by Buyer in favor of Seller and all instruments and agreements related thereto), prior to the date of this Agreement shall be deemed terminated effective as of the Closing Date, including, without limitation, that certain Pledge and Security Agreement, dated as of October 7, 1998, as amended, between Seller and Extra Space Properties One LLC, a Delaware limited liability company.

4.7 Withdrawal as Member. Effective upon Closing, Seller shall, and hereby does, withdraw as a member of the Company.

4.8 No Due Diligence; AS-IS. Buyer acknowledges that it or its affiliates presently own interests in the Company and thereby owns an indirect interest in the Properties. Buyer acknowledges that it has no need or desire to perform any due diligence on the Company, any of its affiliates, or the Properties. At the Closing, Buyer and Seller shall enter into the certificate and agreement in the form of Exhibit E attached hereto.

4.9 Program Agreement Amendment. Seller hereby acknowledges and agrees that Buyer and its subsidiaries and affiliates, and Kenneth M. Woolley shall have no further obligations to Seller under the Program Agreement for Self-Storage Investment Program, dated as of October 7, 1998, as amended (the “Program Agreement”), among Buyer, Kenneth M. Woolley, The Prudential Insurance Company of America, a New Jersey corporation (“Prudential”) and The Prudential Investment Corporation (“PREI”).

4.10 Broker. Seller and Buyer expressly acknowledge that there has been no broker with respect to the Transaction or with respect to this Agreement. Seller agrees to hold Buyer harmless and indemnify Buyer from and against any and all damages, losses, costs, claims, liabilities, expenses, demands and obligations (including, but not limited to, reasonable attorneys’ fees and disbursements) suffered or incurred by Buyer as a result of any claims by any party claiming to have represented Seller as a broker in connection with the Transaction. Buyer agrees to hold Seller harmless and indemnify Seller from and against any and all damages, losses, costs, claims, liabilities, expenses, demands and obligations (including, but not limited to, reasonable attorneys’ fees and disbursements) suffered or incurred by Seller as a result of any claims by any party claiming to have represented Buyer as a broker in connection with the Transaction. The provisions of this Section 4.10 shall survive the Closing (and not be merged therein) or earlier termination of this Agreement.

4.11 Publicity; Confidentiality.

4.11.1 Seller and Buyer each hereby covenant that (a) prior to the Closing, none of them shall issue any press release that refers to the Seller and this Agreement or the Transaction without the prior consent of the other, except to the extent required by applicable law, and (b) after the Closing, any such press release by any of them shall be subject to the review and approval of Seller and Buyer (which approval shall not be unreasonably withheld). If Seller or Buyer is required by applicable law to issue such a press release, such party shall, at least two (2) business days prior to the issuance of the same, deliver a copy of such proposed press release to the other party for its review. The provisions of this Section 4.11.1 shall survive the Closing (and not be merged therein) or earlier termination of this Agreement for a period of one year.

4.11.2 Buyer hereby covenants to not, and to cause its employees, agents and representatives to not, disclose the terms of this Agreement or the Transaction to any other person without the prior written consent of Seller until the Closing shall have been consummated. Notwithstanding anything to the contrary in this Agreement, Buyer may disclose such information (a) to its employees, members of professional firms serving it and their respective agents or representatives or potential lenders, (b) as may be required in order to comply with applicable laws, (c) to the extent that such information is a matter of public record, and (d) to the extent Buyer otherwise reasonably deems necessary or advisable in connection with its initial public offering or the restructuring of the Buyer in connection therewith.

ARTICLE 5

CLOSING CONDITIONS

5.1 Conditions to Obligations of Buyer. The obligations of Buyer under this Agreement with respect to the Closing are subject to the satisfaction at or prior to the Closing of the following conditions:

5.1.1 Refinancing. The Secured Refinancing shall have been completed; provided, however, that if the Closing shall not occur solely due to the failure of this condition, Buyer agrees to pay all reasonable costs and expenses of Seller incurred in connection with this Agreement and the Transaction.

5.1.2 Representations and Warranties. The representations and warranties of Seller contained in Article 2 of this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

5.1.3 Performance. Seller shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by Seller on or before the Closing, including, without limitation, making the deliveries required by Section 1.4.1 of this Agreement.

5.2 Conditions to Obligations of Seller. The obligations of Seller under this Agreement with respect to the Closing are subject to the satisfaction at or prior to the Closing of the following conditions:

5.2.1 Representations and Warranties. The representations and warranties of the Buyer contained in Article 3 of this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

5.2.2 Performance. Buyer shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by Buyer on or before the Closing, including, without limitation, making the deliveries required by Section 1.4.2 of this Agreement.

5.3 Closing Costs. Buyer shall pay (a) all recording and filing charges in connection with the instrument by which Seller conveys the Seller’s Entire LLC Interest, (b) one-half of all escrow or closing charges, (c) 40% of all sales, value added, use, state or local transfer and gains taxes, registration, stamp and similar taxes and charges, if any, applicable to the transfer of Seller’s Entire LLC Interest to Buyer, (d) all costs of Buyer’s consultants and attorneys, and (e) all lenders’ fees and charges related to any financing to be obtained by Buyer. Seller shall pay (x) one-half of all escrow or closing charges, (y) 60% of all sales, value added, use, state or local transfer and gains taxes, registration, stamp and similar taxes and charges, if any, applicable to the transfer of Seller’s Entire LLC Interest to Buyer, and (z) all fees due its consultants and attorneys. The obligations of the parties under this Section 5.3 shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

ARTICLE 6

LEASING

6.1 Leasing. Prior to the Closing Date, Seller shall have the right, but not the obligation, subject to the Buyer’s rights as the manager of the Properties, to enforce the rights and remedies of the landlord under any lease between the Company and any tenant on the Properties, by summary proceedings or otherwise (including, without limitation, the right to remove any tenant), and to apply all or any portion of security deposits, if any, then held by Seller toward any loss or damage incurred by Seller by reason of any defaults by tenants, and the exercise of any such rights or remedies shall not affect the obligations of Buyer under this Agreement in any manner or entitle Buyer to a reduction in, or credit or allowance against, the Purchase Price or give rise to any other claim on the part of Buyer.

ARTICLE 7

MISCELLANEOUS

7.1 Buyer’s Assignment. Buyer shall not assign this Agreement or its rights hereunder to any individual or entity without the prior written consent of Seller, which consent Seller may grant or withhold in its sole discretion, and any such assignment shall be null and void ab initio. Notwithstanding the foregoing, Buyer shall have the right to assign this Agreement to one or more wholly owned subsidiaries or affiliates of Buyer upon written notice to Seller not less than five (5) business days prior to the Closing. As used in this section, an “affiliate” of a person means a person that controls, is controlled by or is under common control with such person. In the event of any permitted assignment by Buyer, each assignee shall assume any and all obligations and liabilities of Buyer under this Agreement and be jointly and severally liable with Buyer and all such assignees hereunder, but notwithstanding such assumption, Buyer shall continue to be primarily liable hereunder and shall be jointly and severally liable under this Agreement with all such assignees.

7.2 Designation Agreement. Section 6045(e) of the Code and the regulations promulgated thereunder (herein collectively referred to as the “Reporting Requirements”) require an information return to be made to the United States Internal Revenue Service, and a statement to be furnished to Seller, in connection with the Transaction. Ronald K. Szopa (“Agent”) is either (x) the person responsible for closing the Transaction (as described in the Reporting Requirements) or (y) the disbursing title or escrow company that is most significant in terms of gross proceeds disbursed in connection with the Transaction (as described in the Reporting Requirements). Accordingly:

(i) Agent is hereby designated as the “Reporting Person” (as defined in the Reporting Requirements) for the Transaction. Agent shall perform all duties that are required by the Reporting Requirements to be performed by the Reporting Person for the Transaction.

(ii) Seller and Buyer shall furnish to Agent, in a timely manner, any information requested by Agent and necessary for Agent to perform its duties as the Reporting Person for the Transaction.

(iii) Agent hereby requests Seller to furnish to Agent Seller’s correct taxpayer identification number. Seller acknowledges that any failure by Seller to provide Agent with Seller’s correct taxpayer identification number may subject Seller to civil or criminal penalties imposed by law. Accordingly, Seller hereby certifies to Agent, under penalties of perjury, that Seller’s correct taxpayer identification number is 22-3497530.

(iv) Each of the parties hereto shall retain this Agreement for a period of four (4) years following the calendar year during which the Closing occurs.

7.3 Survival/Merger. Except for the provisions of this Agreement which are explicitly stated to survive the Closing, (a) except for Seller’s representations and warranties in Sections 2.1 and 2.2, which shall survive the Closing indefinitely, Seller’s representations and warranties in Section 2.3 2.4, 2.5 and 2.6, which shall survive the Closing for a period of one year, Buyer’s representations and warranties in Sections 3.1 and 3.2, which shall survive the Closing indefinitely, and Buyer’s representations and warranties in Sections 3.3, 3.4, 3.5 and 3.6, which shall survive the Closing for a period of one year, none of the terms of this Agreement shall survive the Closing, and (b) the delivery of the Assignment and any other documents and instruments by Seller and the acceptance thereof by Buyer shall effect a merger, and be deemed the full performance and discharge of every obligation on the part of Buyer and Seller to be performed hereunder.

7.4 Integration; Waiver. This Agreement, together with the exhibits attached hereto, embodies and constitutes the entire understanding between the parties with respect to the Transaction, and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. No waiver by either party hereto of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

7.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware.

7.6 Captions Not Binding; Exhibits. The captions in this Agreement are inserted for reference only and in no way define, describe or limit the scope or intent of this Agreement or of any of the provisions hereof. All exhibits attached hereto shall be incorporated by reference as if set out herein in full.

7.7 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

7.8 Severability. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

7.9 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

If to Seller:	With a copy to:

Strategic Performance Fund-II, Inc. c/o Prudential Real Estate Investors 8 Campus Drive, Parsippany, NJ 07054 Attention: Joanna Mulford Facsimile: 973-734-1427	Goodwin Procter LLP Exchange Place Boston, MA 02109 Attention: Minta E. Kay, P.C. Facsimile: 617-227-8591

If to Buyer:	With a copy to:

Extra Space Storage LP c/o Extra Space Storage LLC 2795 East Cottonwood Parkway, Suite 400 Salt Lake City, Utah 84121 Attention: Charles Allen, Corporate General Counsel Facsimile: 801-365-4947	Clifford Chance US LLP 200 Park Avenue New York, New York 10166 Attention: Karl A. Roessner Facsimile: 212-878-8375

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

7.10 Facsimile Signatures. Signatures to this Agreement transmitted by telecopy shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied signature and shall accept the telecopied signature of the other party to this Agreement.

7.11 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

7.12 Recordation. Seller and Buyer each agree that neither this Agreement nor any memorandum or notice hereof shall be recorded; provided, that neither this provision nor any other terms in this Agreement shall restrict or prohibit Buyer from filing this Agreement or other document or statement in connection therewith with the Securities Exchange Commission in connection with Buyer’s initial public offering.

7.13 JURISDICTION. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THE TRANSACTION, THIS AGREEMENT, THE PROPERTIES OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER (“PROCEEDINGS”), EACH PARTY IRREVOCABLY (A) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE COUNTY OF NEW CASTLE, STATE OF DELAWARE AND THE UNITED STATES DISTRICT COURT IN WHICH THE COUNTY OF NEW CASTLE IS LOCATED, AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDINGS BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT SUCH PROCEEDINGS HAVE BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDINGS, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY.

7.14 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY THE OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTION, THIS

AGREEMENT, THE PROPERTIES OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER.

7.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

BUYER:

EXTRA SPACE STORAGE LLC, a Delaware limited liability company

By:
Name:
Title:

SELLER:

STRATEGIC PERFORMANCE FUND II, INC., a Maryland corporation

By:
Name:
Title:

[Signature pages continued on next page.]

Agent hereby executes this Agreement solely for the purpose of agreeing to comply with the provisions of Section 7.2 hereof.

By:
Name:
Title: